Certain identified information has been omitted from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. [Redacted] indicates that information has been omitted.

Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and the Instructions
as to Exhibits of Form 20-F.

SUPPLEMENT TO WATER RIGHTS PURCHASE AGREEMENT

This Supplement to Water Rights Purchase Agreement (hereinafter "Supplement") is entered into this 26th day of November, 2018, between HOME RANCH, LLC, a Nevada limited liability company (hereinafter "Seller"), and LITHIUM NEVADA CORP., a Nevada corporation (hereinafter referred to as "Buyer").

RECITALS

1. Buyer and Seller have on even date with this Supplement executed a Water Rights Purchase Agreement.

2. The Parties acknowledge that the Water Rights Purchase Agreement will be included in an IRC 103 1 exchange and, accordingly, assigned to a Qualified Intermediary.

3. The Parties agree that the Promissory Note made in furtherance of the Water Rights Purchase Agreement will be made payable to the Qualified Intermediary.

4. The Parties agree that the Seller, through this Supplement, shall undertake the obligation to maintain the beneficial use of the water rights subject to the Water Rights Purchase Agreement at the request of and for the benefit of the Buyer until Buyer can make beneficial use of said rights. Further. Seller, through this Supplement, shall assist Buyer in completing any administrative steps necessary to facilitate the transfer of said water rights.

5. The Parties agree that the additional terms and conditions herein shall in no way be construed as giving the Seller any rights to the principal payments for the water rights or any control over the Buyer or the Qualified Intermediary, and that the receipt of interest payments by the Seller in no way indicates payment for water rights. NOW, THEREFORE, in consideration of the mutual undertaking of the parties, and for other consideration, the receipt of which is hereby acknowledged, the parties do agree as follows:

 1. Payment Terms and Conditions.

A. Parties agree that the purchase price for the water rights set forth in Exhibit A is [Redacted] and that Buyer will pay the purchase price to the Qualified Intermediary or its assigns under the Water Rights Purchase Agreement.

(i) The Parties understand and expressly agree that the purchase price is based on the afa of the water rights set forth on Exhibit A as allocated for irrigation use. The Parties expressly agree that any reduction in afa transferred to the Buyer based on the change in consumptive use, or anv other administrative reductions not related to Seller's title to the water rights. arising from the change of use from irrigation purposes to use for industrial purposes shall have no bearing on the purchase price and Buyer solely accepts the risk of any such reduction.

(ii) Buyer and Seller agree to support, in good faith, any change application submitted bv Buyer to the Nevada State Engineer. In the event that Seller does not have marketable title, as determined by the Nevada State Engineer, to at least 2.500 afa of irrigation water rights as set forth in Exhibit A, then the purchase price shall be adjusted proportionally based upon the rights determined to be owned by the Seller prior to the transfer by the Nevada State Engineer. It-the Seller is not able to transfer 2,500 afa of irrigation rights. as determined bv the Nevada State Engineer. then the parties may agree to exchange the pro rata value of the rights less than 2,500 afa for environmental reclamation credits on lands by the Seller. The value of the environmental reclamation credits shall be determined in good faith between the Buyer and the Seller based on similar precedent transactions in Nevada.

(iii) Buyer must 'take or pay' for' all water rights available for sale by the Seller as described in this agreement.

B. Buyer will make a down payment of $[Redacted] at the closing which shall occur on December 3. 2018. Payment shall be made to the qualified intermediary identified by Seller.

C. Interest on the unpaid principal balance shall be due annually on November I beginning in 2019 as follows:

Year l : three percent (3%) interest

Year 2: four percent (4%) interest

Years 3-5: five percent (5%) interest.

D. If not sooner paid, the entire accrued interest shall be due and payable on the 5th anniversary of this Supplement.

E. The projected payment schedule is attached hereto as Exhibit B.

F. Late Payment Provisions.

(i) If any regularly scheduled interest payment is not received by the Seller on the date it is due. Buyer will be charged a late fee of 18%, or the highest amount that is not considered Usery under state law, interest on the outstanding interest payment due ("late fee").

(ii) If Buyer has not made payment within two weeks of November I of each year, Seller may provide written notice to Buyer of the non-payment in accordance with Section VIII of this Agreement. Buyer shall have thirty (30) days from the receipt of such notice to make the payment due (together with any interest due).

G. Default Events.

(i)  If the delinquent interest payment along with the late fee are not paid within 30 days of Buyer's receiving notice of non-payment as set forth in paragraph I (F)(i), the Seller. at Seller's option, shall have the right to terminate this Supplement.

(ii) If Buyer is dissolved, whether pursuant to any applicable articles of incorporation or bylaws, and/or any applicable laws, or otherwise;

(iii) The entry of a decree or order by a court having jurisdiction in the premises adjudging the Buyer bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Buyer under the federal Bankruptcy code or any other applicable federal or state law. or appointing a receiver. liquidator, assignee or trustee of the Buyer, or any substantial part if its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order un-stayed and in effect for a period of twenty (20) days; or

(iv) Buyer's institution of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it. or its filing of a petition or answer or consent seeking reorganization or relief under the federal Bankruptcy Code or any other applicable federal or state law, or its consent to the filing of any such petition or to the appointment of a receiver, liquidator. assignee or trustee of the company, or of any substantial part of its property, or its making of an assignment for the benefit of creditors or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Buyer in furtherance of any such action.

H. Liquidated Damages. Should Buyer be in default of this Supplement under paragraph I (G) or paragraph II (D), interest shall be due on the principal balance based on the rates identified in paragraph I (C) and prorated based on the actual termination date.

In the case of default under paragraph II (D) Buyer shall pay prorated interest through the six months of required notice. All interest payments shall be retained by Seller as liquidated damages, the parties agreeing that said liquidated damages are reasonable.

I. Release Provision. Upon termination of this Supplement, Buyer shall execute and deliver to Seller a release of this Supplement. Said release shall be in a recordable format.

J. Upon curing any default, the Buyer's rights shall be fully restored.

11. Payment in Full, It is expressly understood that Buyer, at its discretion, shall be authorized to pay any additional amount, at any time, to the Qualified Intermediary or its assignee so as to accelerate the total payment of $[Redacted]. Concurrently with Buyer's full payment of the purchase price, Seller shall deliver a Deed of Conveyance to Buyer for the water rights, unless otherwise requested by Buyer.

A. Buyer shall pay the entire purchase price to the Qualified Intermediary or its assignee prior to any of the water rights being transferred. However, once the purchase price is paid to the Qualified Intermediary or its assignee the Buyer may transfer the water rights in stages as its ability to put the water to beneficial use increases. The parties agree that Buyer shall be entitled to file applications with the Nevada State Engineer to change the point of diversion, place of use, and manner of use of any or all of the water rights set forth on Exhibit A prior to making final payment. The change applications shall be filed in the name of the Buyer, with the express consent and approval of the Seller. The State Engineer shall be expressly informed to not act upon such applications to change until he receives a copy of the Deed of Conveyance evidencing final payment of the purchase price for the water rights and conveyance of the water rights from Seller to Buyer, and Buyer files the applicable assignment material with the Nevada State Engineer, as required by NRS 533.384 and 533.386. Seller, at the request of and for the benefit of Buyer. shall continue to place un-transferred water to beneficial use until Buyer is in a position to fully place the subject water rights to beneficial use. Seller will not plant for an upcoming growing season after being advised by Buyer that Buyer intends to place the subject water rights to a beneficial use. Buyer will cooperate with Seller in the timing of when Buyer »ill place subject water rights to a beneficial use and advising of the same so that Seller has sufficient and reasonable time to plant perennial forage crop for the upcoming growing season so that water rights can be used to germinate said crop before irrigation water rights are transferred.

(i) Buyer shall give Seller notice pursuant to paragraph Vlll within seven (7) days of the submission of any application related to the water rights to the State Engineer. Buyer shall give Seller thirty (30) days' notice prior to the transfer of any of the water rights: said notice to be given prior to each transfer Of water rights if transfer is done in stages.

B. In the event that Buyer chooses to transfer water rights, thereby depriving planted crops of irrigation water, at any time during the irrigation season, Buyer shall compensate Seller for its loss of planted crops. Buyer will endeavor to transfer and have the State Engineer approve such Applications to Change at such times as not to interfere with Seller's irrigation practices of planted crops. In addition, if the water is transferred in stages, Buyer will work with Seller regarding the order in which the water rights are transferred to maintain maximum beneficial use for irrigation.

C. Seller hereby agrees that it shall, at the request of and for the benefit of Buyer, continue to place all water rights depicted on Exhibit A to a beneficial use, as well as continue utilizing those rights for which a Certificate of Appropriation has been granted. The parties are in agreement that the total volume of water that Seller has to transfer is 2717 afa. In the event that Buyer acquires title to water rights via payment of such and subsequently chooses to convey a portion of such rights to a third party for irrigation purposes, it shall first offer to Seller a right of first refusal. The offer shall be submitted to Seller in writing, and Seller shall have 30 days within which to "match" the offer to purchase. These rights are not transferable by Seller. For purposes of clarity, the right of first refusal hereunder shall not apply to any transfer by Buyer to successors, assigns or transferees of Buyer or of Buyer's mineral and industrial assets.

D. Should Buyer be unable to complete this Supplement due to any reason, Buyer shall be in default. Buyer shall give a minimum six (6) months' notice to Seller in accordance with paragraph VIII of its default. Seller shall not be required to return any of the funds advanced by Buyer. In no event shall this Supplement be terminated bv default while the Water Rights Purchase Agreement is still valid and in force; any termination of the Supplement shall cause the termination of the Water Rights Purchase Agreement.

Ill. Additional Documents. The parties hereto agree to execute the additional necessary documents, if any, required to carry out this transaction. This includes letters, or correspondence, to the Nevada State Engineer wherein Seller expressly consents to approval Of the Applications to Change.

IV. Time is of the Essence. Time is of the essence of this Supplement.

V. Choice of Law. This Supplement and all aspects of such Supplement shall be governed by Nevada law.

VI. Dispute Resolution. In the event a dispute arises between the parties hereto, they shall mutually meet at a convenient time and location, and attempt to solve and resolve in total. such dispute. In the event that a resolution cannot be obtained between the parties. then the matter shall be confined to the Humboldt County District Court for resolution.

VII. Timing of Applications. Nothing herein shall prevent Buyer from filing Applications to Change. and. pursuant to Nevada request the State Engineer delay action on such applications for a period of up to one year. Such delays will allow and are intended to allow Seller to complete a full irrigation season. Similarly. the timing of State Engineer approval may be necessary for Buyer to have water available to its project during construction, and all other phases including full operation of its milling efforts.

VIII. Notices. Any and all notices shall be made in writing and shall be sent to the following:

A. To the Seller:

Home Ranch

[Redacted]

[Redacted]

B. To the Buyer:

Lithium Nevada Corporation

[Redacted]

[Redacted]

ATTN: Alexi Zawadzki CEO

IX. Binding Effect. This Supplement shall be binding upon the heirs, successors and assigns of the parties hereto.

IN WITNESS WHEREOF. the parties have executed this Supplement as of the date first above written.

HOME RANCH, LLC, a Nevada limited liability company

By: /s/ Frank Falen
Title: Manager

LITHIUM NEVADA CORP., a Nevada corporation

By: /s/ Alexi Zawadzki
Title: CEO

STATE OF WYOMING                       )

                                                              ) SS.

COUNTY OF LARAMIE                    )

The foregoing instrument was acknowledged before me this 26th day of November, 2018, by Frank Falen in such person's capacity as the Manager of Home Ranch, LLC, a Nevada limited liability company.

/s/ Holly R. Schlachter
NOTARY PUBLIC

[SEAL]

PROVINCE OF BRITISH COLUMBIA      )

                                                                       ) SS.

COUNTRY OF CANADA                            )

The foregoing instrument was acknowledged before me this 28th day of November, 2018, by Alexi Zawadzki in such person's capacity as the CEO of Lithium Nevada Corp., a Nevada corporation.

/s/ David L. Redford
NOTARY PUBLIC

[SEAL]

EXHIBIT A

[***]

EXHIBIT B

Payment Schedule

[***]